Exhibit 99.1

Canterbury Park Holding Corporation Reports Financial Results for the Second Quarter of 2005

    SHAKOPEE, Minn.--(BUSINESS WIRE)--Aug. 12, 2005--Canterbury Park Holding Corporation (AMEX:ECP) today announced results for the second quarter and six months ended June 30, 2005.
    The Company earned net income of $454,149 on revenues of $14,906,919 for the three months ended June 30, 2005, compared to net income of $580,860 on revenues of $14,422,649 for the same period in 2004. Diluted earnings per share for the second quarter of 2005 were $.11 compared to $.14 for the second quarter of 2004. Further results for the first six months of 2005 are presented in the accompanying table.
    Revenues for the second quarter increased approximately $484,000, a 3.4% increase compared to revenues in the quarter ended June 30, 2004. The increase in second quarter revenues is primarily due to an increase in Card Club revenues to $7.3 million, a 7.1% increase above Card Club revenues in the same quarter in 2004 and, reflects continued strong interest in the Card Club's poker games. Offsetting the Card Club revenue increase, second quarter pari-mutuel revenues declined to $4.9 million, 5.2% below the same period in 2004. The decrease was caused by a reduction in simulcast wagering, which is down primarily due to the impact of Internet wagering on simulcast handle at Canterbury Park. The decrease in simulcast wagering was, however, partially offset by an increase in on-track wagering on live racing due to two additional live racing days in the 2005 second quarter compared to the second quarter of 2004. Operating expenses increased approximately $606,000 or 4.5% in the three months ended June 30, 2005 compared to the second quarter last year. The increase was primarily attributable to the following factors: an increase in salaries and benefits associated with the increased level of operations in the Card Club and concessions; the cost of sales related to concessions due to higher sales and an increase in other operating expenses due to professional fees related to the Company's legislative efforts to obtain additional gaming authorizations.
    "We are pleased to see the continued growth in Card Club revenues, which set a new record in the second quarter of 2005," stated Randy Sampson, Canterbury Park's President. "However, while poker revenues continue to grow and set records, our Casino Games revenues declined slightly partially due to the effects of expanded offerings of unbanked card games at Native American casinos in Minnesota. The decline in pari-mutuel revenue is disappointing to us, but this reflects the experience of racetracks around the country. In particular, we believe that the availability of Internet wagering on horse racing is having a significant a negative impact on our simulcast operations. Internet wagering, which is illegal in Minnesota, offers a level of convenience that Canterbury Park cannot offer, making it difficult to compete with. Nevertheless, we are continuing to look for ways to make Canterbury Park the most attractive alternative when our customers want to wager on horseracing."
    In July, the special session of the Minnesota Legislature adjourned without taking final action on the Company's proposed "Racino" legislation, which would authorize electronic gaming devices to be operated by the Minnesota Lottery at the Racetrack. "We are disappointed in the results of the 2005 legislative session," stated Mr. Sampson. "However, as public opinion surveys consistently show that Minnesotans overwhelmingly support the Racino proposal, we intend to renew our efforts to gain approval of our Racino bill in the Minnesota Legislature when session reconvenes in March 2006."
    In recognition of the Company's sound financial position, on June 2, 2005 the Canterbury Park Board of Directors declared a special cash dividend of $.25 per share of common stock, which was paid to shareholders on July 8, 2005.

    About Canterbury Park:

    Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 69-day 2005 live race meet began on May 7th and ends September 5, 2005. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, and receives collection revenues from 31 poker tables, and 19 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

    Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that such forward-looking information and statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those presented in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, legislative and regulatory changes subsequent to 2005, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; higher than expected increases in compensation and employee benefit costs; a decline in the general level of interest in gaming products as a form of entertainment; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. For such forward-looking information and statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.

                 CANTERBURY PARK HOLDING CORPORATION'S
                 -------------------------------------
                     SUMMARY OF OPERATING RESULTS
                     ----------------------------

                   Three Months Three Months  Six Months   Six Months
                      Ended        Ended        Ended        Ended
                     June 30,     June 30,     June 30,     June 30,
                       2005         2004         2005         2004
                   ---------------------------------------------------

Operating Revenues $14,906,919  $14,422,649  $26,629,474  $25,808,614

Operating Expenses $14,000,302  $13,394,712  $23,795,677  $22,500,449

Income from
 Operations           $906,617   $1,027,937   $2,833,797   $3,308,165

Non-Operating
 Income                $24,830       $7,151      $42,198      $16,401

Income Tax Expense   ($477,298)   ($454,228) ($1,341,418) ($1,483,528)

Net Income            $454,149     $580,860   $1,534,577   $1,841,038

Basic Net Income
 Per Common Share        $0.12        $0.15        $0.40        $0.49

Diluted Net Income
 Per Common Share        $0.11        $0.14        $0.37        $0.44
                   ---------------------------------------------------


    CONTACT: Canterbury Park Holding Corporation, Shakopee
             Randy Sampson, 952-445-7223